COLE CREDIT PROPERTY TRUST III, INC.

SUPPLEMENT NO. 1 DATED OCTOBER 31, 2008

TO THE PROSPECTUS DATED OCTOBER 15, 2008

This document supplements, and should be read in conjunction with, the prospectus of Cole Credit Property Trust III, Inc. dated October 15, 2008. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Credit Property Trust III, Inc.;

(2)	revisions to our risk factors;

(3)	certain terms of our 2008 Stock Option Plan for Independent Directors; and
(4)	a modified form of Subscription Agreement and Additional Investment Subscription Agreement.

Status of Our Public Offerings

We commenced our primary offering of 250,000,000 shares of common stock on October 1, 2008. Of these shares, we are offering 230,000,000 shares in a primary offering and 20,000,000 shares pursuant to our distribution reinvestment plan. As of October 31, 2008, we had not accepted any investors’ subscriptions and had not issued any shares of our common stock in the offering. Until subscriptions aggregating at least $2,500,000 are received and accepted by us, all subscription proceeds will be placed in escrow pursuant to the terms of an escrow agreement with UMB Bank, N.A.

We will offer shares of our common stock pursuant to the offering until October 1, 2010, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering in the offering have not been sold by October 1, 2010, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Risk Factors

We are deleting the risk factor captioned “Risk Factors - Risks Related to an Investment in Cole Credit Property Trust III, Inc. - We may have to make expedited decisions on whether to invest in certain properties, including prior to receipt of detailed information on the property” on page 20 of the prospectus.

The risk factor captioned “Risk Factors - Risks Associated with Investments in Mortgage, Bridge and Mezzanine Loans and Real Estate-Related Securities - We do not have substantial experience investing in mortgage, bridge or mezzanine loans, which could adversely affect our return on our loan investments” on page 43 of the prospectus is superseded as follows:

Investing in mortgage, bridge or mezzanine loans could adversely affect our return on our loan investments.

We may make or acquire mortgage, bridge or mezzanine loans, or participations in such loans, to the extent our advisor and board of directors determine that it is advantageous for us to do so. However, if we make or invest in mortgage, bridge or mezzanine loans, we will be at risk of defaults on those loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values, interest rate changes, rezoning, and failure by the borrower to maintain the property. If there are defaults under these loans, we may not be able to repossess and sell quickly any properties securing such loans. An action to foreclose on a property securing a loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of any lawsuit brought in connection with the foreclosure if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the loan, which could reduce the value of our investment in the defaulted loan. In addition, investments in mezzanine loans involve a higher degree of risk than long-term senior mortgage loans secured by income-producing real property because the investment may become unsecured as a result of foreclosure on the underlying real property by the senior lender.

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2008 Stock Option Plan for Independent Directors

The third paragraph under the caption “Management - 2008 Stock Option Plan for Independent Directors” on page 57 of the prospectus is superseded as follows:

Options granted to independent directors under the plan will become exercisable on the first anniversary of the date of grant. Options granted under our stock option plan will lapse and will no longer be exercisable on the first to occur of (1) the tenth anniversary of the date they are granted or (2) immediately following the date the director ceases to be a director for “cause.” For purposes of the options, “cause” shall mean an act or acts by a director involving (a) the use for profit or disclosure to unauthorized persons of confidential information or trade secrets of the Company or a subsidiary, (b) the breach of any contract with the Company or a subsidiary, (c) the violation of any fiduciary obligation to the Company or a subsidiary, (d) the unlawful trading in the securities of the Company or a subsidiary, or of another corporation based on information gained as a result of the performance of services for the Company or a subsidiary, (e) a felony conviction or the failure to contest prosecution of a felony, or (f) willful misconduct, dishonesty, embezzlement, fraud, deceit or civil rights violations, or other unlawful acts. Options granted under the plan may be exercised by payment of cash or through the delivery of shares of our common stock with a fair market value equal to the exercise price to be paid. No options issued under our stock option plan may be exercised if such exercise would jeopardize our status as a REIT under the Internal Revenue Code.

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APPENDIX B

COLE CREDIT PROPERTY TRUST III, INC.	For Prospectus dated October 15, 2008
Subscription Agreement for the Purchase of Common Stock of Cole Credit Property Trust III, Inc. Please read this Subscription Agreement/Signature Page and the Terms and Conditions before signing.

A – INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment)
1.	This subscription is in the amount of	$	and is an		☐	Initial Subscription	or	☐	Additional Subscription
						(minimum $2,500)			(Minimum $1,000)
2.	Payment will be made with	☐	Enclosed check	☐	Funds Wired	☐	Funds to Follow
	☐	REGISTERED REPRESENTATIVE NAV PURCHASE (net of selling commission) Representative will not receive selling commission.
☐

RIA (check only if subscription is made through an RIA administered account that has a "wrap" fee or some other fixed billing arrangement. The RIA must be affiliated with an NASD licensed broker-dealer and the IAR must be properly listed as an agent of the RIA. RIAs not affiliated with an NASD licensed broker-dealer are not allowed to participate in this offering. The IAR must confirm with the broker-dealer that these are acceptable assets to be held in an RIA program.)

B – TYPE OF OWNERSHIP			☐	Corporate Ownership (authorized signature and corporate resolution required)
			☐	Partnership Ownership (authorized signature and partnership paperwork required)
1a.	NON-QUALIFIED OWNERSHIP		☐	LLC Ownership (authorized signature and LLC paperwork required)
(make check payable to: UMB, N.A. f/b/o CCPT III)			☐	Pension or Profit Sharing Plan (authorized signature and paperwork required)
				☐	Taxable	☐	Exempt under §501A
☐	Individual Ownership (one signature required)		☐	Trust (trustee or grantor signatures and trust documents required)
☐	Joint Tenants with Right of Survivorship (all parties must sign)			Type: (Specify, i.e., Family, Living, Revocable, etc.)
☐	Community Property (all parties must sign)			☐	Taxable	☐	Grantor A or B
☐	Tenants-in-Common (all parties must sign)
☐	Transfer on Death (Fill out TOD Form to effect designation)		1b. Name of Ownership: (only applies for Trust, Corporation, LLC, Partnership or Pension)
☐	Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (custodian signature required)
	State of	A Custodian for	Name of Trust/Other Administrator
☐	Other (specify)
			Tax ID# (if applicable)				Date Established

2. QUALIFIED OWNERSHIP (make check payable to the custodian checked and send ALL paperwork directly to the custodian.)
☐	Traditional IRA (custodian signature required)		CUSTODIAN INFORMATION
☐	Roth IRA (custodian signature required)		☐	Cole preferred custodian – State Street (additional forms required)
☐	Simplified Employee Pension/Trust (S.E.P.) (custodian signature required)		Mailing Address
☐	KEOGH (trustee signature required)		City	State	Zip
☐	Pension or Profit Sharing Plan (custodian signature required)		Account #
	☐ Taxable ☐	Exempt under §501A	Tax ID (provided by custodian)
☐	Non-Qualified Custodian (custodian signature required)		or
☐	Other (specify)
			☐	Other Established Custodian
Name
Mailing Address
			City	State	Zip
Account #
Tax ID (provided by custodian)

C – INVESTOR INFORMATION (or Trustees if applicable)

1.	Investor Name	☐ Mr.	☐ Mrs.	☐ Ms.		Co-Investor Name (if applicable)	☐ Mr.	☐ Mrs.	☐ Ms.

	Mailing Address					Mailing Address
	City		State		Zip	City	State		Zip
	Phone		Business Phone			Phone	Business Phone
	Email Address					Email Address
	Social Security or Taxpayer ID					Social Security or Taxpayer ID #
	Date of Birth					Date of Birth
Street Address (if different from mailing address or mailing address is a PO Box)

	City		State		Zip

© 2008 Cole Capital Advisors, Inc. All rights reserved.	Mail To:

Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312 Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

D – DISTRIBUTION OPTIONS (will default to address of record or IRA if nothing is marked)
1. NON-CUSTODIAL OWNERSHIP ACCOUNTS
☐	Mail to address of Record
☐	Distribution Reinvestment Program: Investor elects to participate in the Reinvestment Program described in the Prospectus.
☐	Distributions directed to:	☐ Via Mail (complete information below)	☐ Via Electronic Deposit (ACH - complete information below)

Name of Bank or Individual			☐ Checking (Include voided check)	☐ Savings	☐ Brokerage
Mailing Address			Bank ABA# (for ACH only)
City	State	Zip	Account # (must be filled in)

2. CUSTODIAL OWNERSHIP ACCOUNTS
☐	Mail to Custodial Account
☐	Distribution Reinvestment Program: Investor elects to participate in the Reinvestment Program described in the Prospectus.

I (we) hereby authorize Cole Credit Property Trust III, Inc. (“Company”) to deposit distributions from my (our) interest in stock of the Company into the account at the financial institution as indicated in this Section D. I further authorize the company to debit this account in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions that I am entitled to receive until the erroneously deposited amounts are recovered by the Company. This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization.

Investor’s Signature			Co-Investor’s Signature

E – INVESTOR(S) SIGNATURES:
I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:

	a.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.

b.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

c.

I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

	d.	I acknowledge that the shares are not liquid.

	e.	For residents of Alabama only: My (our) liquid net worth is at least 10 times my (our) investment in this or similar programs.

f.

For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishing and automobiles) of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth.

g.

For residents of Kansas only: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

	h.	For residents of Kentucky, Michigan, Oregon, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company.

	i.	For residents of Ohio only: My (our) investment in the Company and all affiliates of the Company does not exceed 10% of my (our) liquid net worth.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE FINAL PROSPECTUS.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

Date		Investor’s Signature

Co-Investor’s Signature		Custodian Signature

© 2008 Cole Capital Advisors, Inc. All rights reserved.	Mail To:
Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312 Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

F – BROKER/DEALER & REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)
1. Name of Registered Representative			2. Name of Broker/Dealer
Mailing Address			Rep ID#
City	State	Zip	Broker/Dealer Address
Phone			City	State	Zip
Email Address			Have You Changed Broker/Dealer (since last purchase)?		☐ Yes	☐ No

Signature			Signature
(if applicable)

ELECTRONIC DELIVERY (OPTIONAL)

Instead of receiving paper copies of this Prospectus, our Prospectus supplements, annual reports, proxy statements, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Cole Credit Property Trust III, Inc. If you would like to consent to electronic deliver, including pursuant to CD-ROM or electronic mail please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify Cole that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that Cole send a paper copy of a particular stockholder communication to me. Cole has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time on-line and downloading and printing stockholder communications and

I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.

Signature	Date	Email

© 2008 Cole Capital Advisors, Inc. All rights reserved.	Mail To:
Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312 Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

APPENDIX C

COLE CREDIT PROPERTY TRUST III, INC.

Additional Investment Subscription Agreement

This form may be used by any current Investor (the “Investor”) in Cole Credit Property Trust III, Inc. (the “Company”), who desires to purchase additional shares of the Company’s common stock pursuant to the Additional Subscription Agreement and who purchased their shares directly from the Company. Investors who acquired shares other than through use of a Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the Cole Credit Property Trust III, Inc. Subscription Agreement.

A – INVESTMENT (a completed Subscription Agreement is required for each initial and additional investment)
1.	This subscription is in the amount of	$		(Minimum $1,000)

2.	Payment will be made with	☐	Enclosed check	☐	Funds Wired	☐	Funds to Follow
	☐	REGISTERED REPRESENTATIVE NAV PURCHASE (net of selling commission) Representative will not receive selling commission.
☐

RIA (check only if subscription is made through an RIA administered account that has a "wrap" fee or some other fixed billing arrangement. The RIA must be affiliated with an NASD licensed broker-dealer and the IAR must be properly listed as an agent of the RIA. RIAs not affiliated with an NASD licensed broker-dealer are not allowed to participate in this offering. The IAR must confirm with the broker-dealer that these are acceptable assets to be held in an RIA program.)

B – INVESTOR INFORMATION (or Trustees if applicable)
CUSTODIAL OWNERSHIP (make check payable to custodian listed and send ALL paperwork directly to the custodian)
NON-CUSTODIAL OWNERSHIP (make check payable to: UMB, N.A. f/b/o CCPT III)
1.	Investor Name	☐ Mr.	☐ Mrs.	☐ Ms.		Social Security or Taxpayer ID#
Date of Birth
	Mailing Address					Existing CCPT III Account #
	City		State		Zip	Street Address (if different from mailing address or mailing address is a PO Box)
	Phone		Business Phone
	Email Address					City	State	Zip

C – INVESTOR(S) SIGNATURES:
I hereby acknowledge and/or represent (or in the case of fiduciary accounts, the person authorized to sign on my behalf) the following:

	a.	I have received the prospectus relating to the shares, wherein the terms and conditions of the offering of the shares are described.

b.

I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth (excluding home, home furnishings and automobiles of at least $250,000, or that I (we) meet such higher suitability requirements as may be required by my state of residence and set forth in the prospectus under “Suitability Standards.” In the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for purchase of the shares.

c.

I am purchasing the shares for my own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

	d.	I acknowledge that the shares are not liquid.

	e.	For residents of Alabama only: My (our) liquid net worth is at least 10 times my (our) investment in this or similar programs.

f.

For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishing and automobiles) of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth.

g.

For residents of Kansas only: I (we) acknowledge that it is recommended that I (we) should invest no more than 10% of my (our) liquid net worth in the Shares and the securities of other real estate investment trusts. “Liquid net worth” is that portion of net worth (total assets minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

	h.	For residents of Kentucky, Michigan, Oregon, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in the Company.

	i.	For residents of Ohio only: My (our) investment in the Company and all affiliates of the Company does not exceed 10% of my (our) liquid net worth.

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription Agreement/Signature Page is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT BY EXECUTING THIS AGREEMENT YOU ARE NOT WAIVING ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS.

A SALE OF THE SHARES MAY NOT BE COMPLETED UNTIL AT LEAST FIVE BUSINESS DAYS AFTER THE DATE THE SUBSCRIBER RECEIVES THE FINAL PROSPECTUS.

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY, OR ANY OTHER DELIVERY METHOD.

Date		Investor’s Signature

Co-Investor’s Signature			Custodian Signature
Have you Changed Broker/Dealer (since last purchase)?		☐ Yes	☐ No
Registered Representative			Signature	Date
(Printed Name)

© 2008 Cole Capital Advisors, Inc. All rights reserved.	Mail To:
Regular mail: Cole Credit Property Trust III, Inc., c/o DST, PO Box 219312, Kansas City, MO 64121-9312 Overnight: Cole Credit Property Trust III, Inc., c/o DST, 430 W. 7th St., Kansas City, MO 64105

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